Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts:

Company Contact:

Pacira Pharmaceuticals, Inc.

James S. Scibetta, 973-254-3560

or

Investor Contact:

Pure Communications Inc.

Jennifer Beugelmans, 646-596-7473

Pacira Pharmaceuticals, Inc. Reports First Quarter 2011 Financial Results

Continued Progress in EXPAREL Health Economics and Education Programs

PARSIPPANY, N.J. – May 11, 2011 – Pacira Pharmaceuticals, Inc. (NASDAQ: PCRX), an emerging specialty pharmaceutical company, today announced financial results for the first quarter ended March 31, 2011, provided an update on the execution of its pre-commercial and launch strategies for EXPAREL™, and reiterated 2011 financial guidance.

“During the first quarter we have continued to work closely with hospitals and physicians to evaluate the clinical and favorable economic impact EXPAREL may offer patients and the healthcare system,” said David Stack, president and chief executive officer of Pacira Pharmaceuticals, Inc. “Our retrospective health economics research studies are well underway and are successfully demonstrating that the postsurgical use of opioid analgesia often leads to increased, and often avoidable, resource utilization. At the same time, we are pushing forward with a number of targeted prospective clinical studies to examine the impact of utilizing EXPAREL instead of morphine administered in a PCA (patient controlled analgesia) setting. We believe that these programs, combined with our robust pipeline of awareness and educational activities, will position EXPAREL for rapid adoption among key opinion leaders should it receive approval from the U.S. Food and Drug Administration (FDA) later this year.”

Financial Highlights

•	Net loss for the quarter ended March 31, 2011 was $9.8 million, or $0.98 per share, compared with $5.4 million, or $9.39 per share, for the quarter ended March 31, 2010.

•

Total revenues for the quarter ended March 31, 2011 were $3.9 million compared with $4.8 million for the first quarter of 2010. The $0.9 million decrease was primarily attributable to $1.2 million decline in supply revenue, from $2.9 million in the first quarter of 2010 to $1.7 million in the first quarter of 2011 and reflects the variable nature of product orders from Pacira’s commercial partners and Pacira’s practice of running periodic manufacturing campaigns to increase manufacturing efficiency, which results in supply revenue not falling uniformly within quarters; offset by a $0.2 million increase in collaborative licensing and development revenue resulting from higher reimbursable development activity and a $0.1 million increase in royalties revenue resulting from higher end user sales in the first quarter of 2011 compared with the same period of 2010.

•

Total operating expenses for the quarter ended March 31, 2011 were $11.0 million compared with $9.4 million for the same period of 2010. The $1.6 million increase was primarily attributable to $2.8 million increase in selling, general and administrative expenses, due to hiring of commercial personnel in the fourth quarter of 2010 and preparation for the launch of EXPAREL, stock based compensation expense recognized in connection with certain stock options becoming exercisable upon the completion of Pacira’s initial public offering in February 2011 and certain expenses associated with public company operations; offset by $1.1 million decrease in research and development expenses relating to the close out of the company’s two pivotal Phase 3 clinical trials for EXPAREL.

•	Cash used in operating activities and for the purchase of fixed assets used in investing activities (“cash burn”) was approximately $5 million for the quarter ended March 31, 2011.

•

As of March 31, 2011, Pacira had unrestricted cash and cash equivalents of $59.3 million compared with $26.1 million on December 31, 2010. Pro forma cash on December 31, 2010 was approximately $64 million. The pro forma cash calculation included proceeds from the company’s initial public offering (IPO) net of underwriters’ discounts and commissions.

•	At March 31, 2011 there were approximately 17.2 million shares of common stock outstanding.

Full Year 2011 Financial Guidance

Pacira is reiterating its 2011 financial guidance and currently expects to achieve revenue in the range of $14 and $16 million for the full-year ending December 31, 2011. This revenue expectation excludes the impact of potential sales of EXPAREL should it receive approval from the FDA in the third quarter of 2011 and be commercialized by Pacira in the fourth quarter of 2011. The company also expects cash burn, excluding the impact of any future partnerships, asset monetizations or other cash generating activities unrelated to its current operations, to be approximately $30 million cumulatively through the third quarter of 2011, and, approximately $25 million in the fourth quarter of 2011. These cash burn expectations are based upon the assumption that EXPAREL will receive FDA approval in the third quarter of 2011, and that Pacira will commercialize EXPAREL in the fourth quarter of 2011, and include a $10 million milestone payment in the fourth quarter of 2011 to Skye Pharmaceuticals due upon the first commercial sale of EXPAREL.

Recent Developments

•

Entered into a Partner Program Agreement with Novo Nordisk: In January 2011 Pacira entered into an agreement with Novo Nordisk A/S (Novo), pursuant to which Pacira granted Novo Nordisk rights to develop, manufacture and commercialize formulations of a Novo Nordisk proprietary drug using Pacira’s DepoFoam® drug delivery technology. Pacira received an upfront license fee of $1.5 million and is entitled to receive up to $24 million in development-based milestone payments and up to an additional $20 million in sales-based milestone payments. Pacira is also entitled to single-digit royalties on sales of any Novo Nordisk product resulting from this development agreement.

•

Presented new Phase 3 EXPAREL data at two medical meetings: In January 2011 data from Pacira’s Phase 3 multicenter, randomized, double-blind, parallel group, placebo-controlled bunionectomy trial was presented at the 2011 American Academy of Orthopaedic Surgeons Annual Meeting and the Orthopaedic Research Society’s 57th Annual Meeting. The data demonstrated that the median time to first use of opioid rescue medication was 7.2 hours for patients treated with EXPAREL compared with 4.3 hours for patients on placebo (p<0.0001) and that patients treated with EXPAREL had comparable safety in wound healing and significantly improved efficacy in pain reduction compared to patients treated with placebo.

•	Completed an IPO: On February 8, 2011, Pacira sold an aggregate of 6 million shares of its common stock at $7.00 per share resulting in 2011 net proceeds of approximately $37 million.

•

Presented new Phase 1 study data on subjects with hepatic impairment: In March 2011, data from Pacira’s Phase 1 study evaluating EXPAREL in subjects with moderate, stable hepatic impairment was presented at the 2011 American Society for Clinical Pharmacology and Therapeutics 112th Annual Meeting. Results from the Phase 1 open-label, parallel group volunteer study demonstrated that the differences in plasma exposure of EXPAREL between subjects with moderate, stable hepatic impairment compared to subjects with normal hepatic function were small and unlikely to require a dose adjustment of EXPAREL.

•

Presented new preclinical study data on the administration of EXPAREL via peripheral nerve block and on the compatibility of EXPAREL with Lidocaine: In April 2011, new data from two preclinical studies were presented at the Experimental Biology 2011 Annual Meeting. Results from the two preclinical studies demonstrated that EXPAREL was safe when administered in animals as peripheral nerve block and that EXPAREL may be locally administered after waiting 20 minutes following local administration of lidocaine, without potential for an interaction. Additional studies are underway to further investigate the potential use of EXPAREL in peripheral nerve block.

If EXPAREL is granted a broad postsurgical pain label by the FDA, Pacira would be positioned to address a U.S. market opportunity of approximately 25 million infiltration and elastomeric bag procedures per year. Based upon the current PDUFA date and potential FDA approval timeline, Pacira plans to commercialize EXPAREL in the U.S. in the fourth quarter of 2011. Beyond infiltration, the company expects to develop EXPAREL for use in nerve block and epidural administration procedures, which collectively represent an additional 14 million annual opportunities per year. Pacira believes there are multiple product opportunities for EXPAREL in the future as well as significant potential for its DepoFoam technology platform, which supports an additional pipeline of development assets and partnering opportunities.

Upcoming Activities

Pacira expects to present at the following investor conference:

•	UBS Global Specialty Pharmaceuticals Conference, May 24-25, in London, UK

Pacira expects to have a presence at the following medical meetings:

•	2011 Annual Meeting of American Society of Colon & Rectal Surgeons (ASCRS), May 14-18, in Vancouver, BC

•	2011 Annual Meeting of International Anesthesia Research Society (IARS), May 21-24, in Vancouver, BC

•	American Association of Pharmaceutical Scientists: National Biotechnology Conference, May 17, in San Francisco

•	World Pharma Conference (WPC), June 7-9, in Philadelphia

•	American Organization of Foot & Ankle Surgeons (AOFAS), July 13-17, in Keystone, Colo.

Today’s Conference Call and Webcast Reminder

The Pacira management team will host a conference call discussing the company’s first quarter financial results, recent developments and 2011 financial guidance today at 10 a.m. (EDT). The call can be accessed by dialing 1-866-783-2143 (domestic) or 1-857-350-1602 (international) five minutes prior to the start of the call and providing the passcode 55610905. A replay of the call will be available approximately two hours after the completion of the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international), providing the passcode 69231212. The replay of the call will be available for two weeks from the date of the live call.

The live, listen-only webcast of the conference call can be accessed by visiting the investors section of the Pacira’s website at www.pacira.com. A replay of the webcast will be archived on the company’s website for two weeks following the call.

About Pacira

Pacira Pharmaceuticals, Inc. is an emerging specialty pharmaceutical company focused on the development, manufacture, and commercialization of novel pharmaceutical products, based on its proprietary DepoFoam drug delivery technology, for use in hospitals and ambulatory surgery centers. In December 2010, Pacira announced that its New Drug Application (NDA) for EXPAREL, the company’s most advanced investigational product candidate, had been accepted for filing by the U.S. Food and Drug Administration (FDA). The FDA has assigned a Prescription Drug User Fee Act (PDUFA) goal date of July 28, 2011 for the review of the EXPAREL NDA. EXPAREL is a bupivacaine-based product and has completed extensive Phase 3 clinical development for postoperative analgesia by infiltration. EXPAREL consists of bupivacaine encapsulated in DepoFoam, which is designed to address the limitations of widely used medications by enhancing their dosing and/or administration profile. Additional information about Pacira is available at www.pacira.com.

About EXPAREL™

EXPAREL is Pacira’s proprietary drug candidate consisting of bupivacaine encapsulated in DepoFoam®, both of which are currently used separately in FDA-approved products. Bupivacaine is a well-characterized anesthetic/analgesic that has an established safety profile with more than 20 years of use in the United States. Market data indicate that there is an unmet medical need for a longer-acting anesthetic/analgesic for postsurgical pain management. Several Phase 2 and Phase 3 clinical trials have been completed for EXPAREL and suggest statistically significant reduction of pain in soft tissue and orthopedic surgery in different surgical models. Clinical data from Phase 3 trial 316 suggests that EXPAREL provides analgesia for up to 72 hours post-surgery, the primary endpoint for the trial. The safety of EXPAREL was evaluated in 10 randomized, double-blind, local administration into the surgical wound clinical studies involving 823 patients; the most common adverse events following EXPAREL administration were nausea, constipation, and vomiting.

Safe Harbor

This press release contains forward-looking statements of Pacira Pharmaceuticals that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, among others, statements about: the company’s plans to develop and commercialize EXPAREL; the Company’s plans to continue to manufacture and provide support services for its commercial partners who have licensed DepoCyt(e) and DepoDur; the timing of, and the Company’s ability to obtain, regulatory approval of EXPAREL; the timing of the Company’s anticipated commercial launch of EXPAREL; the rate and degree of market acceptance of EXPAREL; the size and growth of the potential markets for EXPAREL and the Company’s ability to serve those markets; the Company’s plans to expand the indications of EXPAREL to include nerve block and epidural administration; and our commercialization and marketing capabilities. Important factors could cause our actual results to differ materially from those indicated or implied by forward-looking statements; including, the Company is dependent on the success of EXPAREL and cannot guarantee that it will receive regulatory approval or be successfully commercialized; the Company faces significant competition and its operating results will suffer if it fails to compete effectively; if the Company is unable to establish effective marketing and sales capabilities or enter into agreements with third parties to handle marketing and sales, the Company may be unable to generate product revenues; if EXPAREL does not achieve broad market acceptance, the revenues that Company generates from its sales will be limited; the Company may not receive regulatory approval for EXPAREL or the approval may be delayed; the Company has incurred significant losses since its inception and anticipates that it will incur continued losses for the foreseeable future; the Company will need to raise additional financing to continue as a going concern and may be unable to raise capital when needed; and those risks discussed in “Risk Factors” and elsewhere in Pacira Pharmaceuticals’ Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2011 and in its other filings with the Securities and Exchange Commission. The forward-looking statements in this press release represent Pacira Pharmaceutical’s views as of the date of this press release. The Company anticipates that subsequent events and development will cause its views to change. However, while it may elect to update these forward-looking statements at some point in the future, it has no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing Pacira Pharmaceutical’s views as of any date subsequent to the date of this press release.

# # #

Pacira Pharmaceuticals, Inc.

Consolidated Statement of Operations

(in thousands, except shares and per share amounts)

(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
Supply revenue	$1,716	$2,923
Royalties	937	894
Collaborative licensing and development revenue	1,210	967

Total revenues	3,863	4,784

Operating expenses:
Cost of revenues	3,667	3,746
Research and development	3,513	4,642
Selling, general and administrative	3,805	1,011

Total operating expenses	10,985	9,399

Loss from operations	(7,122)	(4,615)
Other (expense) income:
Interest income	29	35
Interest expense	(2,481)	(612)
Royalty interest obligation	(311)	(172)
Other, net	110	(28)

Total other expense, net	(2,653)	(777)

Net loss	$(9,775)	$(5,392)

Basic and diluted net loss per common share	$(0.98)	$(9.39)
Weighted average common shares outstanding - basic and diluted	10,014,042	574,291

Pacira Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	March 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$59,331	$26,133
Other current assets	4,695	4,922
Fixed assets, net	24,359	23,950
Intangibles and other assets, net	9,484	11,557

Total assets	$97,869	$66,562

Liabilities and stockholders' equity (deficit)
Current liabilities	$19,663	$16,322
Related party debt, including accrued interest	—	49,795
Long term debt and royalty interest obligation	22,447	24,865
Deferred revenue and other long term liabilities	24,613	23,963
Stockholders' equity (deficit)	31,146	(48,383)

Total liabilities and stockholders' equity	$97,869	$66,562